Exhibit 10.1

SEVENTH AMENDMENT TO NEW LEASE

       This Seventh Amendment to New Lease ("Amendment") is entered into as of February 14, 2012 (the "Effective Date") by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Landlord"), and PHARMACYCLICS, INC., a Delaware corporation ("Tenant"), with reference to the following facts ("Recitals"):

       A.       Landlord and Tenant are the current parties to that certain Lease and Lease Termination Agreement dated as of June 14, 2000, as modified by that certain First Amendment to New Lease dated as of April 10, 2001, that certain Second Amendment to New Lease dated as of June 29, 2001, that certain Third Amendment to New Lease dated as of February 5, 2003, that certain Fourth Amendment to New Lease dated as of August 14, 2006, that certain Fifth Amendment to New Lease dated as of July 11, 2008, and that certain Sixth Amendment to New Lease dated as of January 20, 2011 (collectively, the "Existing Lease"), with respect to certain "Premises" more particularly described therein commonly known as 995 and 999 E. Arques Avenue, Sunnyvale, California (the "Existing Premises").

       B.       Landlord and Tenant desire to expand the Existing Premises to include space commonly known as 997 E. Arques Avenue, and to provide for other amendments of the Existing Lease, all as more particularly set forth below.

       NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

       Section 1.                    Scope of Amendment; Defined Terms.  Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect.  Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control.  All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term "Lease" as used herein and, from and after the Effective Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

       Section 2.                    Lease of Expansion Space E.  Landlord hereby leases to Tenant and Tenant hereby hires from Landlord Expansion Space E (defined below) upon and subject to all of the terms, covenants and conditions of the Lease, except as expressly provided in this Amendment.

       (a)       "Expansion Space E" shall mean that certain space depicted on Exhibit A attached hereto commonly known as 997 E. Arques Avenue, Sunnyvale, California.  Landlord and Tenant hereby agree that Expansion Space E is conclusively presumed to be 15,000 RSF.  This Amendment provides all rights and obligations of the parties with respect to expansion of the Premises, whether or not in accordance with any other expansion rights previously granted to Tenant; and upon execution hereof, any and all other rights to expand are null, void and of no force or effect.

       (b)       Notwithstanding any provision of the Existing Lease to the contrary, from and after the "Expansion Space E Commencement Date" or "ESECD" (as defined below), Expansion Space E shall be a part of the Premises under the Lease for all purposes, including, without limitation, Section 8 of the Sixth Amendment of the Lease, and the term "Premises" in the Lease thereafter shall mean both the space leased immediately prior to such delivery and Expansion Space E.  Tenant's obligation to pay rent with respect to Expansion Space E shall commence on the ESECD.  The Term of the Lease with respect to Expansion Space E shall start on the ESECD and continue until the Expiration Date of the Fourth Extended Term (as defined in Section 3(a) of the Sixth Amendment of the Lease).

       (c)       The "ESECD" shall be the earlier of (i) the date Tenant first occupies or takes possession of any part of Expansion Space E; or (ii) the later of February 15, 2012 or the date Landlord tenders possession of Expansion Space E to Tenant.  Tenant may, with Landlord's written consent, which shall not be unreasonably withheld or conditioned, enter Expansion Space E prior to the ESECD solely for the purposes of inspecting or readying Expansion Space E for occupancy.  Tenant shall notify Landlord of any desired times of entry and shall submit for Landlord's approval the scope of the tasks to be performed during such entry and the names of the contractors who will perform such tasks.  Such tasks and such contractors shall be subject to Landlord's approval in the same manner as for work subject to Section 13 of this Lease.  Any entry in compliance with this Section 2(c) shall be without payment of Monthly Installments and shall not constitute Tenant's occupying the Premises for purposes of clause (i) above; however, any such entry, any other entry of Expansion Space E prior to the ESECD by or for Tenant, and all acts and omissions in connection therewith, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant's indemnification obligations and insurance obligations.

       (d)       In the event Landlord fails to tender possession of Expansion Space E to Tenant, or the ESECD has not otherwise occurred, by February 15, 2012 for any reason, then Landlord shall not be subject to any liability and no such circumstances shall affect the validity of this Lease or the obligations of the parties hereunder; provided, however, that if such possession is not tendered by May 1, 2012 Tenant shall have the right to terminate this Amendment by written notice to Landlord at any time thereafter and prior to the ESECD.  Upon Landlord's tender of possession of Expansion Space E to Tenant, Tenant shall inspect and either accept or reject the same.  Tenant's failure to both (i) refuse to occupy Expansion Space E, and (ii) notify Landlord within three (3) business days after any such tender of possession expressly rejecting the same and specifically describing in reasonable detail the deficiencies causing such rejection, shall be conclusively deemed to be Tenant's unconditional acceptance of Expansion Space E in its then AS IS condition and AS BUILT configuration.

       (e)       The definition of "Recapture Percentage" in Section 3(b) of the Sixth Amendment of the Lease is hereby modified to replace the phrase "year of the Term" with the phrase "year of the Fourth Extended Term" at all times from and after January 1, 2011.  The "Third Abated Rent Recapture Percentage" or "TAR Recapture %" shall mean the applicable percentage for the designated period as set forth in paragraph (f) immediately below.

       (f)       Notwithstanding any provision of the Existing Lease to the contrary, in addition to rent payable for the Existing Premises, Tenant shall pay Monthly Installments of rent for Expansion Space E, accruing on and after the ESECD and monthly thereafter for the remaining Term of the Lease as set forth below:

Period from/through	Monthly Installment	TAR Recapture%v
ESECD - 1/31/2013*	$18,000.00	100%
2/1/2013 - 1/31/2014	$18,540.00	85%
2/1/2014 - 1/31/2015	$19,096.20	65%
2/1/2015 - 1/31/2016	$19,669.09	45%
2/1/2016 - 1/31/2017	$20,259.16	25%
2/1/2017 - 11/30/2017	$20,866.93	0%

*Notwithstanding anything in the foregoing to the contrary, provided that an uncured Event of Default by Tenant has not previously occurred, Landlord agrees to forbear in the collection of and abate the Monthly Installment of rent for Expansion Space E due and payable during the initial seven (7) month period beginning on the ESECD, totaling not more than One Hundred Twenty-Six Thousand Dollars ($126,000) in the aggregate ("Third Abated Rent"); provided, further, that in the event of an Event of Default by Tenant at any time during the Fourth Extended Term, then the TAR Recapture % of the amount of the Third Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord.

       (g)       Notwithstanding any provision of the Existing Lease to the contrary, from and after the ESECD, Tenant's Pro Rata Share is conclusively agreed to be 100%, and such increased Tenant's Pro Rata Share shall apply for all purposes under the Lease, including, without limitation, Tenant's parking rights and all obligations which under the Lease Tenant pays on the basis of Tenant's Pro Rata Share and which accrue on and after the ESECD.

       (f)       Notwithstanding any provision of the Existing Lease to the contrary, from and after the ESECD, Tenant shall have the right, at Tenant's sole cost, to directory board, suite signage, and other signage equivalent to the pre-existing signage with respect to Expansion Space E which Landlord permitted for the prior occupant.

       Section 3.                    AS IS Condition of Premises; Seventh Amendment Tenant Work and Allowance.

       (a)       Notwithstanding any provision of the Lease to the contrary, (i) Tenant hereby leases and accepts, and Landlord shall deliver, Expansion Space E in its AS IS condition and AS BUILT configuration existing as of the Effective Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them in any respect, and (ii) Landlord shall not have any liability or obligation whatsoever to construct or install any tenant improvements or alterations or, excluding only due payment of the Seventh Amendment Allowance (as defined in Section 3(c) below) to the extent required by this Section 3, to pay for any such construction or installation, including, without limitation, any improvement or repair required to comply with any laws, codes, building codes, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof (collectively, "Laws"), including without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA").  Without limiting the generality of the foregoing, Tenant has assumed full responsibility to fully inspect prior to the ESECD the existing condition of Expansion Space E, the Buildings and the Parcel (including, without limitation, the existing state or repair and operating condition of the roof, electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems, loading doors and all other elements) to its satisfaction.

       (b)       Notwithstanding any provisions of the Existing Lease to the contrary, (i) Tenant may desire to perform some or all of those items specified in Western Allied Mechanical, Inc.'s 2nd Revision Bid No. 17491A dated January 9, 2012, or any related work, or any other permanent leasehold improvements to any part of the Premises (including the Existing Premises or Expansion Space E), in connection with this Amendment (collectively, "Seventh Amendment Tenant Work"); (ii) all Seventh Amendment Tenant Work, if any, shall be done subject to and in compliance with all conditions and provisions of this Amendment and of the Existing Lease with respect to alterations, improvements or additions in, on, abutting or to the Premises or any part thereof; and (iii) Tenant shall be required to use engineers and contractors approved by Landlord (which approval shall not be unreasonably withheld) to complete any Seventh Amendment Tenant Work.  Without limiting the generality of the foregoing, Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Seventh Amendment Tenant Work and for its design and construction in compliance with all Laws.  In the event that any work by Tenant triggers any upgrades or modifications of existing improvements to comply with Laws in the Premises, in the Common Area, or in the “path of travel” to or from the Premises through the Common Area, Tenant shall be responsible for such upgrades and modifications, at Tenant’s sole cost and expense.  Tenant, through its architects and/or space planners, shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, not to be unreasonably withheld, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, including all changes from the As-Is condition of Premises.

       (c)       Provided that there is no uncured Event of Default by Tenant and subject to the other terms and conditions of this Section, Landlord shall make available a tenant improvement allowance (the "Seventh Amendment Allowance") in an amount up to a maximum of Forty Thousand Dollars ($40,000) available solely to reimburse Tenant for the actual cost of any Seventh Amendment Tenant Work.  In no event shall the Seventh Amendment Allowance be used to reimburse any costs of designing, procuring or installing in the Premises any trade fixtures, movable equipment, furniture, furnishings, telephone equipment, computer equipment, cabling or wiring for any of the foregoing, or other personal property.

       (d)       The Seventh Amendment Allowance shall be paid to Tenant in not more than three (3) installments as requested by Tenant (however, in no event more often than once in any thirty (30) day period), in each case within thirty (30) days after Landlord's receipt of all of the following: (i) a reasonable description of the Seventh Amendment Tenant Work, including, without limitation, names of all contractors, subcontractors and vendors providing labor, services, material and equipment in connection with the work; (ii) final as-built plans and specifications; (iii) applicable warranties; (iv) architect’s or engineer’s certificate of completion; (v) all required final written approvals of work; (vi) reasonable substantiation of costs incurred by Tenant with respect to the Seventh Amendment Tenant Work, including, without limitation, bills and invoices covering all labor and material expended and used and proof of payment thereof by Tenant; and (vii) full, final, unconditional lien releases from all those providing labor, services, materials and/or equipment in connection with the Seventh Amendment Tenant Work.  Tenant must prior to June 30, 2013 submit written application with the items required above for reimbursement of any reimbursable costs out of the Seventh Amendment Allowance, and to the extent of any funds for which application has not been made prior to that date, or if and to the extent that the reimbursable costs of the Seventh Amendment Tenant Work are less than the amount of the Seventh Amendment Allowance, then Landlord shall retain the unapplied or unused balance of the Seventh Amendment Allowance and shall have no obligation or liability to Tenant with respect to such excess.

       Section 4.                    Deletion of Relocation Option.  Section 10 [Relocation Option], and the parenthetical phrase at the conclusion of Section 9(b), of the Sixth Amendment of the Lease are hereby deleted in their entirety.

       Section 5.                    OFAC.  Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

       (a)       Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a "Regulated Entity"), or (ii) neither Tenant nor any person or entity that directly or indirectly (x) controls Tenant, or (y) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons ("OFAC List") published by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury.

       (b)       If, in connection with the Lease, there are one or more Guarantors of Tenant's obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity, or (ii) neither any Guarantor nor any person or entity that directly or indirectly (x) controls such Guarantor, or (y) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

       (c)       Tenant covenants that during the term of the Lease it shall provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary ("Tenant OFAC Information") in order for Landlord to confirm Tenant's continuing compliance with the provisions of this Section.  Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord's Broker in connection with the execution of this Amendment is true and complete.

       Section 6.                    Ratification.  Tenant represents to Landlord, as of the Effective Date, that: (a) the Lease is in full force and effect, has not been modified except as provided by this Amendment, and represents the entire agreement between the parties as to the Premises; (b) there are no defaults or unfulfilled obligations on the part of Landlord under the Lease and Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder; (c) Tenant is in possession of the entire Premises and has not transferred, assigned or sublet any portion thereof, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant; and (d) there are no existing defenses or offsets or, to the Tenant's knowledge, claims or any basis for a claim, that Tenant has against Landlord.

       Section 7.                    Brokers.  Notwithstanding any other provision of the Lease to the contrary, Landlord and Tenant each respectively represents that it has had no dealings with any real estate broker or agent in connection with this Amendment other than Cornish & Carey Commercial (the "Seventh Amendment Broker"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment.  Tenant agrees to indemnify, protect, defend and hold harmless Landlord against and from all claims, liability, loss, damage, cost and expense arising out of any claims for brokerage commissions or fees by any broker or agent claiming to represent or to have dealt with Tenant in connection with the subject matter of this Amendment.  Landlord agrees to pay, and Tenant shall have no obligation to pay or contribute any part of, the full brokerage commission or fee due to the Seventh Amendment Broker in connection with the subject matter of this Amendment.  The foregoing representations and obligations shall survive the expiration or sooner termination of the Lease.

       Section 8.                    Time of Essence.  Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.

       Section 9.                    Attorneys' Fees.  Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment.  In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease as amended, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

       Section 10.                    Effect of Headings; Recitals: Exhibits.  The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.  Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein.  Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

       Section 11.                    Entire Agreement; Amendment.  This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

       Section 12.                    Authority.  Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.  Landlord may request that Tenant provide Landlord evidence of Tenant's authority.

       Section 13.                    Counterparts.  This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.  The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

       IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

TENANT:	PHARMACYCLICS, INC.,
a Delaware corporation

	By:	/s/ Robert Duggan

	Print Name:	Robert Duggan

	Title:	Chief Executive Officer
(Chairman of Board, President or Vice President)

	By:	/s/Rainer Erdtmann

	Print Name:	Rainer Erdtmann

	Title:	Vice President, Finance and Administation
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Joel Redmon
	Print Name:	Joel Redmon
	Title:	Regional Director

EXHIBIT A

Depiction of Expansion Space E

EXHIBIT A